Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2011 FIRST-QUARTER RESULTS;

INCREASES 2011 EPS GUIDANCE BY $0.20 TO A RANGE OF $4.55 TO $4.65

•	Reported and adjusted diluted earnings per share of $1.06, up by 17.8% versus $0.90 in 2010, or by 14.4% excluding currency

•	Reported net revenues, excluding excise taxes, up by 4.5% to $6.8 billion, or by 4.3% excluding currency, driven by favorable pricing

•	Reported operating companies income up by 10.8% to $3.1 billion, or by 8.3% excluding currency

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 7, up by 11.4% to $3.1 billion, or by 8.8% excluding currency

•	Operating income up by 10.8% to $3.0 billion

•	Free cash flow, defined as net cash provided by operating activities less capital expenditures, up by 22.6% to $2.2 billion, or by 21.1% excluding currency, as detailed in the attached Schedule 11

•	Repurchased 22.2 million shares of its common stock for $1.36 billion

•	Announced an agreement to acquire the cigarette manufacturing assets and trademarks of International Tobacco & Cigarettes Company Ltd. (ITCC) in Jordan

•	PMI increases its forecast for 2011 full-year reported diluted earnings per share by $0.20 to a range of $4.55 to $4.65, at prevailing exchange rates, versus $3.92 in 2010

•	Approximately $0.10 of the increased guidance are attributable to an improved business outlook and approximately $0.10 reflect favorable currency at prevailing rates;

•

Excluding a total favorable currency impact of approximately $0.20 for the full-year 2011, reported diluted earnings per share are projected to increase by approximately 11% to 13.5%, or by approximately 12.5% to 15% versus adjusted diluted earnings per share of $3.87 in 2010

NEW YORK, April 21, 2011 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2011 first-quarter results, and increased its forecast for 2011 full-year reported diluted earnings per share.

“We start the year on a strong footing, despite the tragic events in Japan and the upheavals in North Africa.” said Louis C. Camilleri, Chairman and Chief Executive Officer.

“Our organic volume performance was slightly higher than we had originally forecast given the anticipated weakness in Mexico, Japan, Spain, Ukraine and Pakistan. Our momentum is such that we are raising our EPS guidance for the year driven, in equal part, by a stronger organic earnings projection and favorable currency at prevailing rates. Our revised guidance anticipates higher spending in support of our brand portfolio and a more conservative pricing stance in response to competitive actions. We are pleased with our financial performance to date and look forward to another year of solid results.”

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on April 21, 2011. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

During the first quarter, PMI spent $1.36 billion to repurchase 22.2 million shares of its common stock, as shown in the table below.

PMI Share Repurchases

Current $12 Billion, Three-Year Program

	Value	Shares
	($ Mio.)	000
May-December 2010	2,953	55,933
January-March 2011	1,356	22,154

Total Under Program	4,309	78,087

PMI’s 2011 full-year forecast includes planned share repurchases of approximately $5.0 billion against its previously communicated three-year share repurchase program of $12 billion, initiated in May 2010.

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $17.3 billion to repurchase 355.7 million shares, or 16.9% of the shares outstanding at the time of the spin-off in March 2008.

Acquisitions and Agreements

In March 2011, PMI entered into a definitive agreement to acquire the cigarette manufacturing assets and trademarks of International Tobacco & Cigarettes Company Ltd. (ITCC) in Jordan. The acquisition, valued at approximately $42 million, expands PMI’s manufacturing footprint in the Middle East. Following completion of the agreement, expected by the end of May 2011, PMI will locally manufacture Marlboro and L&M, together with the acquired brands Kareem, Mercury, Noble and Polo Club. The total cigarette market in Jordan in 2010 was approximately 7.5 billion units and PMI’s and ITCC’s market shares were approximately 26% and 9%, respectively.

2011 Full-Year Forecast

PMI increases its 2011 full-year reported diluted earnings per share forecast by $0.20 to a range of $4.55 to $4.65, at prevailing exchange rates, versus $3.92 in 2010. Approximately $0.10 of the increased guidance are attributable to an improved business outlook and approximately $0.10 reflect favorable currency at prevailing rates. Excluding a total favorable currency impact of approximately $0.20 for the full-year 2011, reported diluted earnings per share are projected to increase by approximately 11% to 13.5%, or by approximately 12.5% to 15% versus adjusted diluted earnings per share of $3.87 in 2010.

This guidance excludes the impact of any potential future acquisitions, asset impairment and exit cost charges, and any unusual events. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2011 FIRST-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. In the following discussion, the term “net revenues” refers to net revenues, excluding excise taxes, unless otherwise stated. Management also reviews OCI, operating margins and EPS on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions or asset impairment and exit costs), EBITDA, free cash flow and net debt. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings provided with this release. Reconciliations of non-GAAP measures to corresponding GAAP measures are also provided with this release. References to total international cigarette market, total cigarette market, total market and market shares are PMI estimates based on latest available data from a number of sources. Comparisons are to the same prior-year period unless otherwise stated.

NET REVENUES

PMI Net Revenues ($ Millions)

	First-Quarter
				Excl.
	2011	2010	Change	Curr.
European Union	$2,001	$2,184	(8.4)%	(3.5)%
Eastern Europe, Middle East & Africa	1,687	1,746	(3.4)%	(1.7)%
Asia	2,323	1,873	24.0%	17.2%
Latin America & Canada	780	693	12.6%	9.1%

Total PMI	$6,791	$6,496	4.5%	4.3%

Net revenues of $6.8 billion were up by 4.5%, including favorable currency of $17 million. Excluding currency, net revenues increased by 4.3%, primarily driven by favorable pricing of $453 million, primarily in Asia and Latin America & Canada, partly offset by unfavorable volume/mix of $280 million. The unfavorable volume/mix was mainly due to: in the EU, Greece, Italy, Portugal and Spain; in EEMA, Libya, Tunisia and Ukraine, partly offset by Algeria and Turkey; in Asia, Australia and Japan, partly offset by Indonesia; and, in Latin America & Canada, Mexico, partly offset by Argentina and Brazil. Excluding currency and acquisitions, net revenues increased by 2.7%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2011	2010	Change	Curr.
European Union	$1,006	$1,062	(5.3)%	(3.3)%
Eastern Europe, Middle East & Africa	722	770	(6.2)%	(4.7)%
Asia	1,093	724	51.0%	36.9%
Latin America & Canada	251	217	15.7%	15.2%

Total PMI	$3,072	$2,773	10.8%	8.3%

Operating income increased by 10.8% to $3.0 billion. Reported operating companies income was up by 10.8% to $3.1 billion, including favorable currency of $70 million. Excluding currency, operating companies income was up by 8.3%, primarily driven by higher pricing, partly offset by unfavorable volume/mix. Excluding the favorable impact of acquisitions, which contributed 0.9 percentage points of growth, and currency, operating companies income was up by 7.4%.

Adjusted operating companies income for the first-quarter grew by 11.4% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 8.8%.

PMI Operating Companies Income ($ Millions)

	First-Quarter
	2011	2010	Change
Reported OCI	$3,072	$2,773	10.8%
Asset impairment & exit costs	(16)	0

Adjusted OCI	$3,088	$2,773	11.4%
Adjusted OCI Margin*	45.5%	42.7%	2.8	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding the impact of currency, was up by 1.9 percentage points to 44.6%, as detailed on Schedule 7. Excluding currency and the business combination with Fortune Tobacco Corporation in the Philippines, adjusted operating companies income margin was up by 2.2 percentage points to 44.9%.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	First-Quarter
	2011	2010	Change
European Union	48,522	52,329	(7.3)%
Eastern Europe, Middle East & Africa	63,643	64,145	(0.8)%
Asia	72,092	63,215	14.0%
Latin America & Canada	23,663	25,046	(5.5)%

Total PMI	207,920	204,735	1.6%

PMI’s cigarette shipment volume of 207.9 billion units was up by 1.6%. In the EU, cigarette shipment volume decreased by 7.3%, predominantly due to: lower total markets, notably in Greece, Poland and Spain; unfavorable distributor inventory movements in Italy; and lower market share, mainly in Poland and Spain. In EEMA, cigarette shipment volume declined by 0.8%, primarily due to: political unrest in Egypt, Libya and Tunisia; Serbia, due to tax-driven pricing; and Ukraine, due to the unfavorable impact of steep tax-driven price increases in 2010; partly offset by growth in Algeria, Romania and Turkey. In Asia, PMI’s cigarette shipment volume increased by 14.0%, primarily driven by growth in Indonesia and the favorable impact of the business combination in the Philippines, partially offset by Japan, due to a lower total market, and Pakistan, due to a lower tax-paid market resulting from an increase in illicit trade. In Latin America & Canada, cigarette shipment volume decreased by 5.5%, due mainly to Mexico, reflecting a lower total market and the depletion of trade inventories established ahead of the significant January 1, 2011, excise tax increase, partly offset by growth in Argentina and Brazil.

On an organic basis, which excludes acquisitions, PMI’s cigarette shipment volume was down by 3.3%.

Total cigarette shipments of Marlboro of 68.6 billion units were down by 2.9%, due primarily to decreases in the EU of 6.5%, mainly reflecting a lower total market in Greece and Spain, and in Latin America & Canada, of 8.2%, due to the unfavorable impact of the aforementioned excise tax increase in Mexico. These declines were partially offset by growth in: EEMA, of 1.1%, primarily due to Algeria and Egypt, reflecting strong share growth, and Romania, reflecting a higher total market as a result of lower illicit trade; and in Asia, of 0.7%, primarily reflecting growth in Korea and the Philippines, offset by Japan following the significant tax increase in October 2010.

Total cigarette shipments of L&M of 20.4 billion units were up by 1.5%, with stable or growing shipments in all four Regions.

Total cigarette shipments of Chesterfield of 8.0 billion units were down moderately by 0.4%, with declines, primarily in Spain and Ukraine, partially offset by growth, mainly in Poland and Portugal. Total cigarette shipments of Parliament of 8.4 billion units were up by a robust 9.0%, driven by growth across all Regions. Total cigarette shipments of Lark of 6.5 billion units decreased by 5.9%, due primarily to a decline in Turkey. Total cigarette shipments of Bond Street of 9.5 billion units increased by 2.3%, driven by growth in Russia and Kazakhstan, partly offset by declines in Turkey and Ukraine.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, excluding acquisitions, grew by 0.5%.

Total shipment volume for cigarettes and OTP was up by 1.5%, or down by 3.2% excluding acquisitions.

PMI’s market share performance was stable, or registered growth, in a number of key markets, including Algeria, Australia, Belgium, Brazil, Egypt, France, Germany, Greece, Hong Kong, Indonesia, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Thailand and Turkey.

EUROPEAN UNION REGION (EU)

2011 First-Quarter Results

In the EU, net revenues decreased by 8.4% to $2.0 billion, including unfavorable currency of $106 million. Excluding currency, net revenues declined by 3.5%, primarily reflecting higher pricing of $51 million, despite the unfavorable impact of a partial absorption of excise tax increases in Greece, which was more than offset by $128 million of unfavorable volume/mix. The unfavorable volume/mix was primarily attributable to a lower total market and share in Portugal and Spain, unfavorable distributor inventory movements in Italy and a lower total market and unfavorable mix in Greece. The difficult economic conditions in Greece and Spain represented 2.7 percentage points of the decline in net revenues, excluding currency.

Operating companies income decreased by 5.3% to $1.0 billion, due predominantly to unfavorable volume/mix of $102 million and unfavorable currency of $21 million, partially offset by favorable pricing. Excluding the impact of currency, operating companies income was down by 3.3%, primarily reflecting favorable pricing more than offset by unfavorable volume/mix. The aforementioned difficult economic conditions in Greece and Spain adversely impacted the operating companies income growth rate in the EU by 4.3 percentage points, excluding currency.

Adjusted operating companies income decreased by 4.2%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, decreased by 2.3%.

EU Operating Companies Income ($ Millions)

	First-Quarter
	2011	2010	Change
Reported OCI	$1,006	$1,062	(5.3)%
Asset impairment & exit costs	(11)	0

Adjusted OCI	$1,017	$1,062	(4.2)%
Adjusted OCI Margin*	50.8%	48.6%	2.2	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.7 percentage points to 49.3%, as detailed on Schedule 7.

The total cigarette market in the EU declined by 5.3%, due mainly to Greece, Poland and Spain, principally reflecting the unfavorable impact of tax-driven price increases, and the impact of continued adverse economic conditions, particularly in Greece and Spain.

PMI’s cigarette shipment volume in the EU declined by 7.3%, primarily reflecting the impact of the lower total market as described above, lower share, and unfavorable distributor inventory movements. Shipment volume of Marlboro decreased by 6.5%, mainly due to lower total markets as well as lower share in Greece and Portugal. Shipment volume of L&M was unchanged.

PMI’s market share in the EU was down by 0.4 share points to 37.9% as gains, primarily in Belgium, France, Germany, Hungary and the Netherlands, were more than offset by share declines, mainly in the Czech Republic, Italy, Poland, Portugal and Spain. Marlboro’s share in the EU was down by a modest 0.1 share point to 17.8%, reflecting a higher share in Poland, offset by lower share in Greece and Portugal. L&M’s market share in the EU grew by 0.2 points to 6.1%, primarily driven by gains in Germany and Greece.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 2.0%, reflecting the impact of price increases implemented in the second quarter of 2010 and the first quarter of 2011. PMI’s shipments were down by 9.4%. Market share was down by 3.7 points to 45.0%, mainly reflecting continued share declines for lower-margin local brands, partially offset by a higher share for Marlboro, up by 0.2 points to 6.5%, and for Red & White, up by 0.5 points to 13.1%.

In France, the total cigarette market was up slightly by 0.1%. Whilst PMI’s shipments were down by 2.7%, unfavorably impacted by distributor inventory movements, market share was up by 0.1 point to 40.4%, reflecting a higher share for the premium Philip Morris brand, up by 0.6 points to 8.2%, partly offset by a lower share for Marlboro, down by 0.4 points to 25.5%.

In Germany, the total cigarette market was down by 1.0%. PMI’s shipments were up by 0.5% and market share was up by 0.5 points to 35.7%, representing the first share growth after six quarters of year-on-year declines, driven by L&M, up by 0.9 points to a record 10.0%. Share of Marlboro was stable at 21.2%.

In Italy, the total cigarette market was up by 0.2%. PMI’s shipments were down by 4.9%, mainly due to unfavorable distributor inventory movements. Although PMI’s market share declined by 0.6 points to 53.5%, share was up by 0.1 point compared to the fourth quarter of 2010. Marlboro’s market share in the first quarter of 2011 of 22.5% was stable compared to both the first and fourth quarter 2010.

In Poland, the total cigarette market was down by 4.3%, reflecting the unfavorable impact of tax-driven price increases and the introduction of an indoor public smoking ban in the fourth quarter of 2010. PMI’s shipments were down by 12.0%. Whilst PMI’s market share was down by 3.0 points, due mainly to lower share of low-price Red & White, down 3.6 points to 5.6%, share of Marlboro and Chesterfield grew by 1.2 points each to 10.4% and 1.5%, respectively.

In Spain, the total cigarette market was down by 24.8%, largely due to: the continuing adverse economic environment; the impact of the June 2010 VAT-driven price increase and the December 2010 excise tax-driven price increase; the introduction of a total indoor public smoking ban in January 2011; and the unfavorable impact of a trade inventory adjustment in response to weakened consumer demand and working capital constraints. PMI’s shipments were down by 27.4%. PMI’s market share was down by 1.2 points to 30.4%, due mainly to a lower share of Marlboro and Chesterfield, down by 0.4 points and 1.1 points to 14.1% and 8.1%, respectively.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2011 First-Quarter Results

In EEMA, net revenues decreased by 3.4% to $1.7 billion, including unfavorable currency of $29 million. Excluding the impact of currency, net revenues decreased by 1.7%, primarily due to unfavorable volume/mix of $28 million. Pricing during the first quarter of 2011 was essentially flat due to an unfavorable comparison with the first quarter of 2010 which included inventory windfalls resulting from the sale of old taxed product at new prices.

Operating companies income decreased by 6.2% to $722 million, including unfavorable currency of $12 million. Excluding the impact of currency, operating companies income decreased by 4.7%, due primarily to the abovementioned unfavorable comparison with the first quarter of 2010 and higher costs, including business building initiatives in Russia. Adjusted operating companies income decreased by 6.0%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, decreased by 4.4%.

EEMA Operating Companies Income ($ Millions)

	First-Quarter
	2011	2010	Change
Reported OCI	$722	$770	(6.2)%
Asset impairment & exit costs	(2)	0

Adjusted OCI	$724	$770	(6.0)%
Adjusted OCI Margin*	42.9%	44.1%	(1.2	) p.p.

*  Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 1.2 percentage points to 42.9%, as detailed on Schedule 7, primarily as a result of the aforementioned 2010 inventory windfalls.

PMI’s cigarette shipment volume in EEMA decreased by 0.8%, principally due to: Libya, reflecting the suspension of shipments due to political unrest; Serbia, due to tax-driven pricing in 2010 and the first quarter of 2011; Tunisia, primarily reflecting temporary disruptions due to the political unrest and unfavorable trade inventory movements; and Ukraine, due to the unfavorable impact of steep tax-driven price increases in January and July 2010. These declines were partly offset by: Algeria, driven by higher market share; Romania, reflecting a higher total market as a result of reduced illicit trade, favorable trade inventory movements and a favorable comparison with the first-quarter of 2010; and Turkey, driven by market share gains and a favorable comparison with the first-quarter of 2010 following the January 2010 excise tax increase.

Shipment volume of Marlboro increased by 1.1%, driven mostly by growth in Algeria, Egypt, Morocco and Romania.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume decreased by 0.8%. Whilst shipment volume of PMI’s premium portfolio was down by 4.5%, primarily due to a decline in Marlboro of 8.1%, shipment volume of above premium Parliament was essentially flat. In the mid-price segment, shipment volume was down by 17.0% and 1.3% for L&M and Chesterfield, respectively. In the low price segment, shipment volume of Bond Street was up by 10.3%. PMI’s market share of 25.5%, as measured by A.C. Nielsen, was down by 0.2 points versus the first quarter of 2010, but up by 0.2 points compared to the fourth quarter of 2010. Market share for Parliament, in the above premium segment, was essentially flat; Marlboro, in the premium segment, was down by 0.2 share points; L&M in the mid-price segment was down by 0.4 share points; Chesterfield in the mid-price segment was up by 0.1 share point; and Bond Street in the low price segment was up by 0.4 share points.

In Turkey, the total cigarette market declined by 2.1%, showing signs of stabilization following the steep January 2010 excise tax increase. PMI’s shipment volume increased by 10.4%. PMI’s market share, as measured by A.C. Nielsen, grew by 2.8 points to 43.9%, driven by Parliament, Muratti and L&M, up by 0.4, 0.5 and 3.9 share points, respectively, partially offset by Marlboro and Bond Street, down by 0.7 points each.

In Ukraine, the total cigarette market declined by 13.1%. PMI’s shipment volume decreased by 20.4%, reflecting the impact of steep excise tax-driven price increases in 2009 and 2010, as well as lower share driven by low-price competition. Whilst PMI’s market share, as measured by A.C. Nielsen February year-to-date, was down by 3.6 points to 32.7%, combined shares for premium Marlboro, Parliament and Virginia Slims were slightly up by 0.1 point, offset by lower share for mid-price Chesterfield and L&M and brands in the low-price segment.

ASIA REGION

2011 First-Quarter Results

In Asia, net revenues increased by 24.0% to $2.3 billion, including favorable currency of $128 million. Excluding the impact of currency, net revenues increased by 17.2%, reflecting the favorable impact of the business combination in the Philippines, and pricing of $287 million, primarily in Australia, Indonesia and Japan, partly offset by unfavorable volume/mix of $70 million, mainly due to the unfavorable impact of steep excise tax-driven price increases in Japan effective October 1, 2010. Excluding the impact of currency and the favorable impact of the business combination in the Philippines, net revenues increased by 11.6%.

Operating companies income grew by 51.0% to reach $1.1 billion. Excluding the impact of currency, operating companies income increased by 36.9%, driven by strong growth in Australia, Indonesia, Japan and the Philippines. Excluding the impact of currency and the business combination in the Philippines, operating companies income increased by 33.7%. Adjusted operating companies income increased by 51.2% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 37.2%, or by 34.0% excluding both currency and the impact of the business combination in the Philippines.

Asia Operating Companies Income ($ Millions)

	First-Quarter
	2011	2010	Change
Reported OCI	$1,093	$724	51.0%
Asset impairment & exit costs	(2)	0

Adjusted OCI	$1,095	$724	51.2%
Adjusted OCI Margin*	47.1%	38.7%	8.4	p.p.

*  Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 6.5 percentage points to 45.2%, as detailed on Schedule 7. Excluding the impact of currency and the business combination in the Philippines, adjusted operating companies income margin was up by 7.7 percentage points to 46.4%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in Asia increased by 14.0%, predominantly due to growth in Indonesia and 9.9 billion units from the business combination in the Philippines. The growth was partially offset by: a shipment decline in Japan of 8.3%, reflecting the significant impact of the October 1, 2010, tax increase, partially offset by additional shipments in anticipation of Japan Tobacco’s temporary suspension of market supply; and a decline in Pakistan of 16.9% due to continued consumer down-trading to the non-tax paid segment of the market.

Shipment volume of Marlboro was up by 0.7%, driven mainly by growth in Korea, the Philippines, and Vietnam, offset by the aforementioned excise tax impact in Japan.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 3.3%. PMI’s shipment volume increased by 7.4%. Market share was up by 1.1 points to a record 29.9%, driven by growth from mid-price Sampoerna Kretek and U Mild, partially offset by a decline in premium Sampoerna A. Marlboro’s share remained unchanged at 4.4%.

In Japan, the total cigarette market decreased by 16.4%, reflecting the unfavorable impact of the significant October 1, 2010, tax-driven price increases, the payback of trade loading associated with these increases, and the underlying market decline. PMI’s shipment volume was down by 8.3% due to the aforementioned excise tax increase, partially offset by additional shipments as well as increased trade purchases in anticipation of in-market shortages following Japan Tobacco’s temporary suspension of market supply. Market share of 25.6% was up by 1.4 points, reflecting growth in Marlboro’s share to 11.7%, up by 0.9 points, driven by Marlboro Ice Blast. Market share of Lark was up by 0.5 points to 7.2%, supported by the successful introduction of Lark Hybrid. Market share of the Philip Morris brand was flat at 2.2%.

In Korea, the total cigarette market increased by 2.3%, mainly reflecting trade inventory corrections of competitive brands at the start of 2010 following significant trade purchases at the end of 2009. PMI’s shipment volume increased by 4.8%, driven by market share increases. PMI’s market share reached a record 17.8%, up by 0.4 points, driven by Marlboro and Parliament, each up by 0.3 share points.

In the Philippines, Philip Morris Philippines Manufacturing Inc. combined with Fortune Tobacco Corporation on February 25, 2010, to form a new company called PMFTC Inc. As a result of this business combination, PMI’s shipments were up by 73.2%, and market share was 95.0%. Excluding the favorable impact of this new business combination of 9.9 billion units, cigarette shipments decreased by 3.4%, due to the timing of shipments compared to 2010.

LATIN AMERICA & CANADA REGION

2011 First-Quarter Results

In Latin America & Canada, net revenues increased by 12.6% to $780 million, including favorable currency of $24 million. Excluding the impact of currency, net revenues increased by 9.1%, reflecting favorable pricing of $117 million, primarily in Argentina, Brazil, Canada and Mexico, that more than offset unfavorable volume/mix of $54 million.

Operating companies income increased by 15.7% to $251 million. Excluding the impact of currency, operating companies income increased by 15.2%, primarily reflecting favorable pricing. Adjusted operating companies income grew by 16.1% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, grew by 15.7%.

Latin America & Canada Operating Companies Income ($ Millions)

	First-Quarter
	2011	2010	Change
Reported OCI	$251	$217	15.7%
Asset impairment & exit costs	(1)	0

Adjusted OCI	$252	$217	16.1%
Adjusted OCI Margin*	32.3%	31.3%	1.0	p.p.

*  Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes

Excluding the impact of currency, adjusted operating companies income margin increased by 1.9 percentage points to 33.2%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 5.5%, driven mainly by Mexico, partly offset by increases in Argentina and Brazil. Shipment volume of Marlboro declined by 8.2%, mainly due to Mexico.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market grew by 2.9%. PMI’s cigarette shipment volume increased by 2.6%, and market share was essentially flat at 74.4%, with Marlboro, up by 0.3 share points to 23.8%, and the mid-price Philip Morris brand, up by 0.3 share points to 38.1%, partially offset by low-price Next, down by 0.3 points to 3.7%.

In Canada, the total tax-paid cigarette market was up by 1.6%, mainly reflecting government enforcement measures to reduce contraband sales since mid-2009. Although PMI’s cigarette shipment volume increased by 1.3%, market share declined by 0.2 points to 33.9%, with gains from premium price Belmont, up by 0.1 share point, and low-price brands Next and Quebec Classique, up by 2.6 and 0.4 share points, respectively, offset by mid-price Number 7 and Canadian Classics, and low-price Accord, down by 0.7, 0.7 and 1.1 share points, respectively.

In Mexico, the total cigarette market was down by 27.0%, reflecting a lower total market and the depletion of trade inventories established ahead of the significant January 1, 2011, excise tax increase which drove a 26.7% increase in the retail price of Marlboro. Excluding the unfavorable impact of the trade inventory movements, the total cigarette market declined by an estimated 14%. Although PMI’s cigarette shipment volume decreased by 26.1%, market share grew by 0.9 points to 70.5%, led by Marlboro, up by 1.6 share points to a quarterly record 50.3%, and Benson & Hedges, up by 0.6 points to 6.0%. Market share of Delicados, the second best selling brand in the market, declined by 0.9 points to 11.0%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2010, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 27.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of global economic developments and individual country economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; to be able to protect and enhance margins through price increases; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with PMI’s understanding of applicable law.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2010. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

($ in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$16,530	$15,587	6.0%
Cost of sales	2,295	2,372	(3.2)%
Excise taxes on products (1)	9,739	9,091	7.1%

Gross profit	4,496	4,124	9.0%
Marketing, administration and research costs	1,408	1,351
Asset impairment and exit costs	16	—

Operating companies income	3,072	2,773	10.8%
Amortization of intangibles	24	20
General corporate expenses	41	38

Operating income	3,007	2,715	10.8%
Interest expense, net	213	223

Earnings before income taxes	2,794	2,492	12.1%
Provision for income taxes	807	738	9.3%

Net earnings	1,987	1,754	13.3%
Net earnings attributable to noncontrolling interests	68	51

Net earnings attributable to PMI	$1,919	$1,703	12.7%

Per share data:(2)
Basic earnings per share	$1.06	$0.90	17.8%

Diluted earnings per share	$1.06	$0.90	17.8%

(1)	The segment detail of excise taxes on products sold for the quarters ended March 31, 2011 and 2010 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended March 31, 2011 and 2010 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2011	Net Revenues (1)	$6,415	$3,671	$4,288	$2,156	$16,530
	Excise Taxes on Products	(4,414)	(1,984)	(1,965)	(1,376)	(9,739)

	Net Revenues excluding Excise Taxes	2,001	1,687	2,323	780	6,791

2010	Net Revenues	$6,748	$3,356	$3,562	$1,921	$15,587
	Excise Taxes on Products	(4,564)	(1,610)	(1,689)	(1,228)	(9,091)

	Net Revenues excluding Excise Taxes	2,184	1,746	1,873	693	6,496

Variance	Currency	(106)	(29)	128	24	17
	Acquisitions	—	—	105	—	105
	Operations	(77)	(30)	217	63	173

	Variance Total	(183)	(59)	450	87	295
	Variance Total (%)	(8.4)%	(3.4)%	24.0%	12.6%	4.5%

	Variance excluding Currency	(77)	(30)	322	63	278
	Variance excluding Currency (%)	(3.5)%	(1.7)%	17.2%	9.1%	4.3%

	Variance excluding Currency & Acquisitions	(77)	(30)	217	63	173
	Variance excluding Currency & Acquisitions (%)	(3.5)%	(1.7)%	11.6%	9.1%	2.7%

(1) 2011 Currency (decreased) increased net revenues as follows:
	European Union	$(328)
	EEMA	(86)
	Asia	235
	Latin America & Canada	54

		$(125)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2011	$1,006	$722	$1,093	$251	$3,072
2010	1,062	770	724	217	2,773
% Change	(5.3)%	(6.2)%	51.0%	15.7%	10.8%

Reconciliation:
For the quarter ended March 31, 2010	$1,062	$770	$724	$217	$2,773

2010 Asset impairment and exit costs	—	—	—	—	—
2011 Asset impairment and exit costs	(11)	(2)	(2)	(1)	(16)

Acquired businesses	—	—	23	—	23
Currency	(21)	(12)	102	1	70
Operations	(24)	(34)	246	34	222

For the quarter ended March 31, 2011	$1,006	$722	$1,093	$251	$3,072

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Quarters Ended March 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings Attributable to PMI	Diluted E.P.S.
2011 Net Earnings Attributable to PMI	$1,919	$1.06	(1)
2010 Net Earnings Attributable to PMI	$1,703	$0.90	(1)
% Change	12.7%	17.8%

Reconciliation:
2010 Net Earnings Attributable to PMI	$1,703	$0.90	(1)

Special Items:
2011 Asset impairment and exit costs	(10)	(0.01)
2011 Tax items	11	0.01

Currency	56	0.03
Interest	4	—
Change in tax rate	8	—
Impact of lower shares outstanding and share-based payments	2	0.05
Operations	145	0.08

2011 Net Earnings Attributable to PMI	$1,919	$1.06	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	Q1 2011	Q1 2010
Net earnings attributable to PMI	$1,919	$1,703
Less distributed and undistributed earnings attributable to share-based payment awards	10	8

Net earnings for basic and diluted EPS	$1,909	$1,695

Weighted-average shares for basic EPS	1,793	1,874
Plus incremental shares from assumed conversions:
Stock Options	1	4

Weighted-average shares for diluted EPS	1,794	1,878

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	March 31, 2011		December 31, 2010
Assets
Cash and cash equivalents	$1,322		$1,703
All other current assets	12,071		12,053
Property, plant and equipment, net	6,678		6,499
Goodwill	10,537		10,161
Other intangible assets, net	3,977		3,873
Other assets	969		761

Total assets	$35,554		$35,050

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,730		$1,747
Current portion of long-term debt	3,237		1,385
All other current liabilities	9,376		9,672
Long-term debt	11,885		13,370
Deferred income taxes	2,051		2,027
Other long-term liabilities	1,763		1,728

Total liabilities	30,042		29,929

Redeemable noncontrolling interests	1,202		1,188

Total PMI stockholders’ equity	3,992		3,506
Noncontrolling interests	318		427

Total stockholders’ equity	4,310		3,933

Total liabilities and stockholders’ equity	$35,554		$35,050

Total debt	$16,852		$16,502
Total debt to EBITDA	1.35	(1)	1.36	(1)
Net debt to EBITDA	1.25	(1)	1.22	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 10.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

2011									2010			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions		Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$6,415	$4,414	$2,001	$(106)	$2,107	$—		$2,107	European Union	$6,748	$4,564	$2,184	(8.4)%	(3.5)%	(3.5)%
3,671	1,984	1,687	(29)	1,716	—		1,716	EEMA	3,356	1,610	1,746	(3.4)%	(1.7)%	(1.7)%
4,288	1,965	2,323	128	2,195	105	(1)	2,090	Asia	3,562	1,689	1,873	24.0%	17.2%	11.6%
2,156	1,376	780	24	756	—		756	Latin America & Canada	1,921	1,228	693	12.6%	9.1%	9.1%

$16,530	$9,739	$6,791	$17	$6,774	$105		$6,669	PMI Total	$15,587	$9,091	$6,496	4.5%	4.3%	2.7%

2011									2010			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions		Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,006			$(21)	$1,027	$—		$1,027	European Union			$1,062	(5.3)%	(3.3)%	(3.3)%
722			(12)	734	—		734	EEMA			770	(6.2)%	(4.7)%	(4.7)%
1,093			102	991	23	(1)	968	Asia			724	51.0%	36.9%	33.7%
251			1	250	—		250	Latin America & Canada			217	15.7%	15.2%	15.2%

$3,072			$70	$3,002	$23		$2,979	PMI Total			$2,773	10.8%	8.3%	7.4%

(1)	Represents the business combination in the Philippines.

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

2011									2010			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions		Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,006	$(11)	$1,017	$(21)	$1,038	$—		$1,038	European Union	$1,062	$—	$1,062	(4.2)%	(2.3)%	(2.3)%
722	(2)	724	(12)	736	—		736	EEMA	770	—	770	(6.0)%	(4.4)%	(4.4)%
1,093	(2)	1,095	102	993	23	(1)	970	Asia	724	—	724	51.2%	37.2%	34.0%
251	(1)	252	1	251	—		251	Latin America & Canada	217	—	217	16.1%	15.7%	15.7%

$3,072	$(16)	$3,088	$70	$3,018	$23		$2,995	PMI Total	$2,773	$—	$2,773	11.4%	8.8%	8.0%

2011									2010			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(2)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(2)		Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(2)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$1,038	$2,107	49.3%		$1,038	$2,107		49.3%	European Union	$1,062	$2,184	48.6%		0.7	0.7
736	1,716	42.9%		736	1,716		42.9%	EEMA	770	1,746	44.1%		(1.2)	(1.2)
993	2,195	45.2%		970	2,090		46.4%	Asia	724	1,873	38.7%		6.5	7.7
251	756	33.2%		251	756		33.2%	Latin America & Canada	217	693	31.3%		1.9	1.9

$3,018	$6,774	44.6%		$2,995	$6,669		44.9%	PMI Total	$2,773	$6,496	42.7%		1.9	2.2

(1)	Represents the business combination in the Philippines.
(2)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 6.

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$1.06	$0.90	17.8%

Adjustments:
Tax items	(0.01)	—
Asset impairment and exit costs	0.01	—

Adjusted Diluted EPS	$1.06	$0.90	17.8%

Less:
Currency impact	0.03

Adjusted Diluted EPS, excluding Currency	$1.03	$0.90	14.4%

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$1.06	$0.90	17.8%

Less:
Currency impact	0.03

Reported Diluted EPS, excluding Currency	$1.03	$0.90	14.4%

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended March 31, 2011			For the Year Ended December 31, 2010
	April ~ December 2010	January ~ March 2011	12 months rolling
Earnings before income taxes	$7,832	$2,794	$10,626	$10,324
Interest expense, net	653	213	866	876
Depreciation and amortization	709	239	948	932

EBITDA	$9,194	$3,246	$12,440	$12,132

			March 31, 2011	December 31, 2010
Short-term borrowings			$1,730	$1,747
Current portion of long-term debt			3,237	1,385
Long-term debt			11,885	13,370

Total Debt			$16,852	$16,502
Less: Cash and cash equivalents			1,322	1,703

Net Debt			$15,530	$14,799

Ratios
Total Debt to EBITDA			1.35	1.36

Net Debt to EBITDA			1.25	1.22

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

For the Quarters Ended March 31,

($ in millions)

(Unaudited)

	2011	2010	% Change
Net cash provided by operating activities(a)	$2,395	$1,974	21.3%

Less:
Capital expenditures	159	150

Free cash flow	$2,236	$1,824	22.6%

Less:
Currency impact	28

Free cash flow, excluding currency	$2,208	$1,824	21.1%

(a)	Operating cash flow.